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                                                                    EXHIBIT 23.4

                              ACCOUNTANTS' CONSENT

The Board of Directors
Security Capital Group Incorporated:

   We consent to incorporation by reference in the registration statement on Form S-4 of Security Capital Group Incorporated of our report dated January 24, 2000, except as to the fourth paragraph of note 4 which is as of March 21, 2000, relating to the consolidated balance sheets of CS Intergrated LLC and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes of members' equity, and cash flows for the years then ended which report appears in the December 31, 1999 annual report on Form 10-K of Security Capital Group Incorporated and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

                                          /s/ KPMG LLP

New York, New York
December 5, 2000